EXHIBIT 99.2

                    [LOGO OF AMERICAN EXPRESS COMPANY]
                                   1999
                               Fourth Quarter / Full Year
                            Earnings Supplement






The enclosed summary should be read in conjunction with the text and statistical tables included in American Express Company's (the "Company" or "AXP") Fourth Quarter 1999 Earnings Release.


--------------------------------------------------------------------------------
This summary contains certain forward-looking statements, each indicated by an asterisk (*), which are subject to risks and uncertainties and speak only as of the date on which they are made. Important factors that could cause actual results to differ materially from these forward-looking statements, including the Company's financial and other goals, are set forth on pages 32-34 of the Company's 1998 10-K Annual Report on file with the Securities and Exchange Commission.
--------------------------------------------------------------------------------

                          AMERICAN EXPRESS COMPANY
                            FOURTH QUARTER 1999
                                 HIGHLIGHTS

o Diluted EPS growth of 15%, the net revenue increase of 15% on a managed basis (13% on a GAAP reporting basis), and ROE of 25% met our financial targets.

o    Solid performance continued. Compared with the fourth quarter of 1998:

     - Worldwide billed business rose 15% as strong "everyday spend" by consumers and small business volumes more than offset the loss of $3.5B of annual charge volume associated with the U.S. government account, which was cancelled effective 11/30/98, continued weakness in certain international economies, and general tightening by corporations of T&E expenditures;
     -    Worldwide lending balances on a managed asset basis of $25.6B were up
          40%;
     - Worldwide cards in force rose 3.3MM, or 8% versus 12/98. In the fourth quarter, added 1.2MM net new cards;
     -    AEFA assets owned, managed and administered of $263B were 24% higher;
          and
     -    Advisor growth accelerated to 10%.

o The Company also announced that its Board of Directors voted for a three-for-one split of American Express common stock, subject to shareholder approval of an increase in authorized shares at the Company's annual meeting on April 24, 2000. Shareholders of record as of April 25, 2000 will receive two additional common shares for each share held, which will be distributed on May 10, 2000. The Company also announced that, as a consequence of the split, the quarterly dividend would be set at $0.08 per share, rounded up from what would have been $0.075. The stock split would result in American Express shares trading in a range more consistent with other major companies.

o American Express expanded its products and services during the quarter as it:
     - Launched two cards with Costco in the U.S. - the American Express Platinum Cash Rebate Card for consumers and the Corporate Card for small businesses;
     - Introduced the Centurion Card in the U.S., a premium card which is offered by invitation only to selected Platinum Card members;
     - Added five new no-load index mutual funds that are available through AEFA's wrap and brokerage accounts;
     - Introduced the "Be My Guest" Card, a convenient gift certificate dining card that can be redeemed at any U.S. restaurant that accepts the American Express Card;
     - Launched Gold Credit Cards in Australia and Singapore, and the Platinum Card in Puerto Rico;
     - Formed a partnership between Amex Canada and Manulife Financial, a leading financial institution in Canada, to issue the Manulife
          One American Express Gold Card;
     - Launched five new network cards - the DBS American Express Credit Card and the Gold DBS American Express Card with DBS Bank in Singapore, and with HSBC, three new revolving credit cards in Brazil;
     - Signed an agreement with Den Danske Bank whereby it will issue American Express Cards in Denmark;
     - Formed a joint venture with the Saudi Arabian Investment Bank to operate the card business in Saudi Arabia; and
     - Reached an agreement to launch a co-branded card with PT Telekom, the largest telecom company in Indonesia.

o    Internet business initiatives included:

     - Launched American Express Brokerage, which provides innovative online financial planning tools, attractive online pricing, free equity trades for account holders with minimum balances, and access to American Express' 10,000 branded financial advisors;
     - Announced plans to expand internet purchasing capability for corporate customers by developing the American Express B2B
          Commerce Network, an open digital marketplace solution for purchasing and catalog management in conjunction with TRADEX Technologies and ec-Content, Inc.;
     - Invested in Qpass, a leading provider of e-commerce services for the sale of digital products, such as images, music, articles and services fulfilled over the Web, and Paytrust.com, a web-based consumer service providing one-stop bill delivery, payment and management;
     - Expanded customer service offerings through a new secure messaging service for online cardmembers;
     - Created an e-commerce resource center to help merchants do business online; and
     - AEB's Personal Financial Services unit launched internet banking in Germany, offering a variety of services including checking, time deposits, bill payments and credit lines.

o Additional progress was made in broadening relationships with existing AXP customers as:
     - Spending and lending balances per cardmember continued to increase;
     - Approximately 30% of new AEFA clients were again obtained from the cardmember base; and
     - AEFA manufactured certificates sold by AEB to its international clients grew rapidly.



                          AMERICAN EXPRESS COMPANY
                        FOURTH QUARTER 1999 OVERVIEW
                                CONSOLIDATED
                                (unaudited)

(millions, except per share amounts)                                  Quarter Ended                       Percentage
                                                                      December 31,                        Inc/(Dec)
                                                       ------------------------------------------     -----------------
                                                                   1999             1998
                                                                   ----             ----

CONSOLIDATED REVENUES:
      Net (managed basis)                                        $5,227             $4,560                   15%
                                                                 ======             ======
      GAAP reporting basis                                       $5,699             $5,062                   13%
                                                                 ======             ======

NET INCOME:                                                        $606               $530                   15%
                                                                   ====               ====

EPS:
----
       Basic                                                      $1.36              $1.18                   15%
                                                                  =====              =====

       Diluted                                                    $1.33              $1.16                   15%
                                                                  =====              =====



o CONSOLIDATED REVENUES: Growth reflects the benefits of an increase in cards in force, strong card spending, larger loan balances, higher managed assets, and greater insurance premiums.

o CONSOLIDATED EXPENSES: Rose due to greater marketing and promotion costs, larger provisions for losses, and higher human resource and operating expenses.

     - In conformity with new accounting guidelines, the Company capitalized software costs (net of amortization) of $69MM, principally in TRS and AEFA, which would have been expensed under our previous policy. This reduction in cost was offset by higher investment spending and, therefore, had no material effect on net income.

o The consolidated results include the Deferred Acquisition Cost (DAC) adjustment and costs related to the agreement in principle reached to settle the class-action lawsuits related to the sales of insurance and annuity products discussed within the AEFA 4Q '99 review.

o SHARE REPURCHASES: 1.8MM shares were purchased in 4Q '99; since the inception of repurchase programs in September, 1994, 106.0MM shares have been acquired.

                                                                             Millions of Shares
                                                           ------------------------------------------------
     -   AVERAGE SHARES:                                      4Q '99               3Q '99            4Q '98
                                                              ------               ------            ------
         Basic                                                 445.1                446.0             448.7
                                                               =====                =====             =====
         Diluted                                               456.2                456.4             456.0
                                                               =====                =====             =====

     -   ACTUAL SHARES:

         Shares outstanding - beginning of period              447.6                449.0             452.3
         Repurchase of common shares                            (1.8)                (2.4)             (2.5)
         Employee benefit plans, compensation
          and other                                              1.1                  1.0               0.7
                                                               -----                -----             -----
         Shares outstanding - end of period                    446.9                447.6             450.5
                                                               =====                =====             =====



                                                 CORPORATE AND OTHER

o The 4Q '99 net expense was $42MM compared with $41MM in 4Q '98 and $43MM in 3Q '99.


                          AMERICAN EXPRESS COMPANY
                        FOURTH QUARTER 1999 OVERVIEW
                          TRAVEL RELATED SERVICES

                     (preliminary) Statement of Income
                         (unaudited, managed basis)

                                                                        Quarter Ended                        Percentage
(Dollars in millions)                                                    December 31,                        Inc/(Dec)
                                                            ---------------------------------------      -------------------
                                                                      1999                    1998
                                                                      ----                    ----
Net revenues:
     Discount revenue                                               $1,865                  $1,639                 14%
     Net card fees                                                     408                     398                  3
     Travel commissions and fees                                       459                     452                  2
     Other revenues                                                    789                     617                 28
     Lending:
          Finance charge revenue                                       802                     655                 22
          Interest expense                                             302                     211                 43
                                                                       ---                     ---
               Net finance charge revenue                              500                     444                 12
                                                                       ---                     ---
          Total net revenues                                         4,021                   3,550                 13
                                                                     -----                   -----
Expenses:
     Marketing and promotion                                           338                     301                 12
     Provision for losses and claims:
          Charge card                                                  227                     192                 19
          Lending                                                      332                     331                  -
          Other                                                         17                      14                 19
                                                                        --                      --
               Total                                                   576                     537                  7
                                                                       ---                     ---
     Charge card interest expense                                      300                     271                 11
     Human resources                                                 1,012                     990                  2
     Other operating expenses                                        1,222                     968                 26
                                                                     -----                     ---
          Total expenses                                             3,448                   3,067                 12
                                                                     -----                   -----
Pretax income                                                          573                     483                 19
Income tax provision                                                   198                     157                 26
                                                                       ---                     ---
Net income                                                            $375                    $326                 15
                                                                      ====                    ====

Note: Unless indicated otherwise, the following discussion addresses trends within the above "managed basis" Statement of Income. The "GAAP" Statement of Income is also included in the Company's Earnings Release.

o Revenues benefited from increased cards in force, higher worldwide billed business and growth in cardmember loans outstanding.

o The higher expenses principally reflect increased operating costs, primarily due to business growth, greater provisions for losses and larger marketing and promotion expenditures.

o    The pre-tax margin was 14.2% in 4Q '99 versus 13.6% last year.

o The effective tax rate was 35% in 4Q '99 compared with 33% in 4Q '98 and 35% in 3Q '99.

                          AMERICAN EXPRESS COMPANY
                        FOURTH QUARTER 1999 OVERVIEW
                      TRAVEL RELATED SERVICES (Cont'd)

o DISCOUNT REVENUE: Stronger billed business and a lower discount rate yielded a 14% increase in discount revenue.

      - The average discount rate in 4Q '99 was 2.71% versus 2.73% in 3Q '99 and 2.72% in 4Q '98 reflecting new merchant signings in non-T&E categories.

         -- We believe the AXP value proposition is strong. However, changes in the mix of business, e.g., growing acceptance at supermarkets, discounters, etc., the continued shift to electronic data capture, volume related pricing discounts, and selective repricing initiatives will probably result in some rate erosion over time.*

                                                                             Quarter Ended                  Percentage
                                                                             December 31,                    Inc/(Dec)
                                                                   ----------------------------------    ------------------
                                                                           1999               1998
                                                                           ----               ----
    Card billed business (billions):
         United States                                                    $51.7              $44.2                17%
         Outside the United States                                         19.1               17.2                11
                                                                          -----              -----
         Total                                                            $70.8              $61.4                15
                                                                          =====              =====
    Cards in force (millions):
         United States                                                     29.9               27.8                 7%
         Outside the United States                                         16.1               14.9                 9
                                                                          -----              -----
         Total                                                             46.0               42.7                 8
                                                                          =====              =====
    Basic cards in force (millions):
         United States                                                     23.4               21.7                 8%
         Outside the United States                                         12.3               11.5                 7
                                                                          -----              -----
         Total                                                             35.7               33.2                 8
                                                                          =====              =====
    Spending per basic card in force (dollars) (a):
         United States                                                   $2,230             $1,937                15%
         Outside the United States                                       $1,793             $1,676                 7
         Total                                                           $2,102             $1,861                13

         (a) Proprietary card activity only.

    - BILLED BUSINESS: The 15% increase in billed business resulted from higher spending per basic cardmember worldwide (due in part to increased merchant coverage and the benefits of rewards programs) and growth in cards in force, which more than offset the effect of the loss of $3.5B of annual charge volume associated with the U.S. government account, cancelled effective 11/30/98. Overall, the increase in corporate spending on AXP cards in the U.S. and Europe continued to be tempered by tighter policies regarding T&E expenditures.

         -- U.S. spending per basic card in force increased 15% reflecting strong growth in the consumer and small business areas and the U.S. government account cancellation.

         -- U.S. billed business grew 19% and spending per basic card in force was up 11%, excluding the U.S. government account.

         --  Excluding foreign exchange translation:

             -   Total billed business outside the U.S. rose approximately
                 13% on double-digit growth in Canada and the Asia/Pacific region; volumes in Latin America rose modestly. As in the U.S., robust consumer-related activities in Europe continued to be moderated by weaker corporate spending growth, yielding high single-digit growth overall.
             - Spending per proprietary basic card in force outside the U.S. rose 9%.

         -- Network partnership and Purchasing Card volumes sustained strong growth.
         -- Retail and "everyday spend" categories continued to contribute strongly to worldwide business growth.
         -- Airline related volume rose slightly as the average airline charge was up nominally and transaction volume decreased.

     -   Cards in force worldwide rose 8% versus last year.

         -- The improvement in U.S. card acquisitions during the year (2.1MM net new cards added) reflects more proactive consumer charge card, consumer lending and small business services activities, as well as the successful launch of Blue and co-branded Costco cards. This is consistent with a strategy shift late in 1998 geared towards reenergizing acquisition programs while maintaining our focus on expanding existing relationships.

        -- During 1999, U.S. consumer charge cards in force increased for the first time since 1990.

        -- Outside the United States, cards in force rose 9% on continued proprietary growth and particularly strong network card results.

                          AMERICAN EXPRESS COMPANY
                        FOURTH QUARTER 1999 OVERVIEW
                      TRAVEL RELATED SERVICES (Cont'd)



o NET CARD FEES: Rose slightly as new cards in force were added and the mix evolved. The average fee per card in force was $38 in 4Q '99, 4Q '98 and 3Q '99.


o TRAVEL COMMISSIONS AND FEES: Were up 2% on 1% growth in travel sales. The higher revenue earned per dollar of sales (8.2% in 4Q '99 versus 8.1% in 4Q '98) reflects the lagged effect of volume-related airline rebates.


o OTHER REVENUES: Increased 28% principally due to Tax and Business Services and ATM acquisitions and business growth, higher lending and membership rewards fees, and greater foreign exchange conversion revenues.


o NET FINANCE CHARGE REVENUE: Rose 12% on 40% growth in worldwide lending balances and lower net interest yields.

      - The yield on the U.S. portfolio declined to 7.7% in 4Q '99 versus 8.5% in 3Q '99 and 9.5% in 4Q '98 as a higher proportion of the portfolio was on introductory rates and the mix of products evolved.

      - The variance in the gross revenue and interest expense growth rates of 22% and 43%, respectively, also reflects the effect of introductory rates and the mix of products, which reduced the benefit of balance growth on gross revenue, but did not affect interest expense growth.

o MARKETING AND PROMOTION EXPENSES: Increased by 12% on expanded card acquisition and advertising activities, including the launch of Blue.


o CHARGE CARD INTEREST EXPENSE: Rose 11% due to higher billed business volumes versus last year which were partially offset by a lower worldwide cost of funds.


o HUMAN RESOURCE EXPENSES: Increased 2% versus last year as a result of a higher average number of employees and merit increases, partially offset by reduced contract programmer costs for technology related projects.

      - The employee count at 12/99 of 72,700 was up approximately 3,100 versus last year and 900 versus 3Q '99 primarily due to increased global technology business demands, greater business volumes in both periods and the substitution of contract programmers with full-time employees, as well as acquisitions in the full year comparison.


o OTHER OPERATING EXPENSES: Rose 26% on higher costs related to business growth, cardmember loyalty programs, professional fees for the outsourcing of certain collection activities and various business building initiatives.

                          AMERICAN EXPRESS COMPANY
                        FOURTH QUARTER 1999 OVERVIEW
                      TRAVEL RELATED SERVICES (Cont'd)

o     CREDIT QUALITY:

      - Charge card credit indicators remained stable in the quarter and lending credit quality improved.

      - The provision for losses on charge card products was 19% above last year primarily due to higher volumes.

      - The lending provision for losses was flat with 4Q '98, as growth in outstanding loans was offset by improved credit quality.

      - Reserve coverage ratios at more than 100% of past due balances were strong, both absolutely and compared with key industry competitors.

      -  WORLDWIDE CHARGE CARD:

         -- The write-off rate remained near its historical low while the past due rate improved versus 4Q '98.

                                                                                 12/99             9/99            12/98
                                                                         --------------     ------------    -------------
             Loss ratio, net of recoveries                                       0.40%            0.41%            0.42%
             90 days past due as a % of receivables                               2.5%             2.5%             2.7%

         --  Reserve coverage of past due accounts remained strong.

                                                                                 12/99             9/99            12/98
                                                                         --------------    -------------    -------------
             Reserves (MM)                                                       $857             $907             $897
             % of receivables                                                     3.2%             3.6%             3.7%
             % of past due accounts                                               126%             144%             138%

      -  U.S. LENDING:

         --  The write-off and past due rates continued to improve.

                                                                                12/99            9/99             12/98
                                                                         -------------     -----------     -------------
             Write-off rate, net of recoveries                                   4.5%            4.7%              6.2%
             30 days past due as a % of loans                                    2.6%            2.8%              3.1%

         -- The cardmember lending reserve increased and coverage of past due accounts remained strong.

                                                                                12/99            9/99             12/98
                                                                         -------------    ------------     -------------
           Reserves (MM)                                                        $672            $636              $619
           % of total loans                                                      2.9%            3.1%              3.7%
           % of past due accounts                                                110%            111%              120%




                          AMERICAN EXPRESS COMPANY
                        FOURTH QUARTER 1999 OVERVIEW
                    AMERICAN EXPRESS FINANCIAL ADVISORS
(Preliminary)
                            Statement of Income
                                (unaudited)

(Millions)                                                           Quarter Ended                        Percentage
                                                                     December 31,                         Inc/(Dec)
                                                        ----------------------------------------      -------------------
                                                                    1999                   1998
                                                                    ----                   ----
Revenues:
     Investment income                                              $668                   $647                   3%
     Management and distribution fees                                616                    476                  29
     Other revenues                                                  245                    222                  10
                                                                   -----                  -----
          Total revenues                                           1,529                  1,345                  14
     Provision for losses and benefits:
          Annuities                                                  276                    282                  (2)
          Insurance                                                  130                    125                   4
          Investment certificates                                    124                    101                  24
                                                                   -----                  -----
               Total                                                 530                    508                   4
                                                                   -----                  -----
          Total net revenues                                         999                    837                  19
                                                                   -----                  -----
Expenses:
     Human resources                                                 443                    407                   9
     Other operating expenses                                        209                    126                  65
                                                                   -----                  -----
          Total expenses                                             652                    533                  22
                                                                   -----                  -----
Pretax income                                                        347                    304                  14
Income tax provision                                                 109                     95                  15
                                                                   -----                  -----
Net income                                                          $238                   $209                  14
                                                                   =====                  =====

o    Net revenue growth of 19% resulted from:
     - Increased management fees from larger managed asset levels;
     - Greater distribution fees from product sales and asset levels;
     - Higher insurance premiums; and
     - Wider investment margins.


o Pretax margin trends reflect higher investment spending on items such as: (i) the new advisor platform infrastructure, (ii) the evolution of our online transaction and third party distribution capabilities, and
     (iii) new product development. Core operating expense growth was well controlled.


o The results include a $50MM (pre-tax) expense reduction reflecting a DAC amortization adjustment for variable insurance and annuity products. Acquisition costs for these products are deferred and amortized according to a schedule that reflects a number of factors, the most significant of which are the anticipated profits and persistency of the product. The amortization schedule must be adjusted periodically to reflect changes in those factors. The required fourth quarter adjustment recognizes the positive impact of strong equity market performance during the period.


o AEFA reached an agreement in principle this January to settle three class-action lawsuits related to the sales of insurance and annuity products. It is expected that the settlement will provide for approximately $215MM of benefits to more than two million class participants. The bulk of the settlement costs will be covered by reserves established in prior periods in anticipation of a possible settlement. Results for the fourth quarter include a $74MM (pre-tax) charge, above the reserves already established, to cover the remainder of the costs to the Company. The agreement in principle to settle also provides for a release by class members of all insurance and annuity market conduct claims dating back to 1985 and is subject to a number of contingencies, including a definitive agreement and court approval.


o    The effective tax rate was 31% in 4Q '99, 3Q '99 and 4Q '98.



                          AMERICAN EXPRESS COMPANY
                        FOURTH QUARTER 1999 OVERVIEW
                AMERICAN EXPRESS FINANCIAL ADVISORS (Cont'd)

o    ASSETS OWNED, MANAGED AND ADMINISTERED:
                                                                                                         Percentage
     (billions)                                                       December 31,                       Inc/(Dec)
                                                            ----------------------------------         ---------------
                                                                  1999                 1998
                                                                  ----                 ----

     Assets owned (excluding separate accounts)                  $38.7                 $37.3                  4%
     Separate account assets                                      35.9                  27.3                 32
     Assets managed                                              161.4                 133.8                 21
     Assets administered                                          26.5                  14.0                 90
                                                                ------                ------
                    Total                                       $262.5                $212.4                 24
                                                                ======                ======

o        INVESTMENT INCOME:
     - Gross investment income increased 3% as a lower average yield on invested assets was offset by an increase in the value of options hedging outstanding stock market certificates.
     - Average invested assets of $32.2B (excluding unrealized appreciation/depreciation) were up 3% versus $31.3B in 4Q '98.
     -   The average yield was 7.5% versus 7.6% in 4Q '98.
     - Insurance spreads were up versus last year; annuity and certificates were down. Compared with last quarter, insurance and annuity spreads were up, but certificates were down.

o        ASSET QUALITY remains strong.
         - Non-performing assets relative to invested assets were 0.3% and were 68% covered by reserves.
         - The SFAS No. 115 related mark-to-market adjustment on the portfolio (reported in assets pre-tax) was depreciation of ($744MM) at 12/99 and ($490MM) at 9/99 versus appreciation of $382MM at 12/98.
         - Unrealized depreciation on securities held to maturity was ($111MM) at 12/99 compared with appreciation of $750MM at 12/98 and $89MM at 9/99.

o MANAGEMENT AND DISTRIBUTION FEES: The increase of 29% was due to higher average assets under management, distribution fees from greater mutual fund sales and asset levels, and higher brokerage fees from substantially increased retail trading activities.

     -  ASSETS MANAGED:
                                                                                                             Percentage
       (billions)                                                              December 31,                  Inc/(Dec)
                                                                       ------------------------------     -----------------
                                                                               1999              1998
                                                                               ----              ----
       Assets managed for individuals                                        $105.7             $87.9              20%
       Assets managed for institutions                                         55.7              45.9              21
       Separate account assets                                                 35.9              27.3              32
                                                                             ------            ------
                      Total                                                  $197.3            $161.1              22
                                                                             ======            ======

        -- The growth in managed assets since 12/98 resulted from $29.8B of market appreciation and $6.4B of net new money.
        -- The $27.2B increase in managed assets during 4Q '99 resulted from $25.6B of market appreciation and net new money of $1.6B.

o        PRODUCT SALES:
     -   Total advisor cash sales from all products were up 21% over 4Q '98.
     - Mutual fund sales increased 16% on strong double-digit growth in equity and money market fund sales; sales of bond funds declined.
         No- and front-load categories showed improvement; rear-load funds were down slightly.
         -- Redemption rates continued to compare favorably with industry levels.
     -   Annuity sales were up 30%, as variable annuity sales were strong.
     - Sales of insurance products increased 68% reflecting new product offerings.
     - Certificate sales were also very strong reflecting the rapid growth of certificates sold to clients outside the U.S. through a joint venture between AEFA and AEB and strength in advisor sales.
     - Product sales generated through financial planning and advice services were 67% of total sales in 4Q '99 and 4Q '98.

                          AMERICAN EXPRESS COMPANY
                        FOURTH QUARTER 1999 OVERVIEW
                AMERICAN EXPRESS FINANCIAL ADVISORS (Cont'd)


o OTHER REVENUES: Were up 10% as a result of greater fees from financial planning and advice services and higher life and property-casualty insurance premiums.
     - Financial planning and advice services fees of $22.1MM rose 20% versus 4Q '98.


o PROVISIONS FOR LOSSES AND BENEFITS: Lower annuity product provisions resulted from both a smaller fixed annuity inforce level and a reduced accrual rate. Insurance provisions rose reflecting a larger inforce level and higher claims in the life insurance business lines. Certificate provisions increased on a higher inforce level and accrual rate, and the impact of appreciation in the S&P 500 on the stock market certificate product.


o HUMAN RESOURCES: Expenses were up 9% because of larger field force compensation-related expenses due to growth in sales and asset levels, as well as higher home office expenses reflecting growth in the client services organization and contract programmer costs for technology-related initiatives. These increases were partially offset by a $28MM benefit from the DAC amortization adjustment.

     - Beginning in the first quarter of 1999, we have reported contract programmer costs, which AEFA traditionally included in "Other Operating Expenses", in "Human Resources Expense" for consistency with our other business unit reporting. Prior year amounts have been reclassified to reflect this change.

     - BRANDED ADVISOR FORCE: 10,145 at 12/99; +900 advisors, or 10%, versus 12/98 and up 673 advisors versus 9/99.

       -- The acceleration in advisor growth during the quarter reflects the positive initial reaction to the new advisor platform structure to be rolled out in 2000.

       -- We continue to be optimistic about advisors in the pipeline as applicant activity remained strong.*

       --   The veteran advisor retention rates remain at record levels.

       --   Advisor productivity improved.

       -- The number of clients and accounts per client were up 5% and 2%, respectively, versus 4Q '98. Client retention continued at 95%.

     - TOTAL ADVISOR FORCE: 11,366 at 12/99; +1,016 advisors, or 10%, versus 12/98 and up 735 advisors versus 9/99.


o OTHER OPERATING EXPENSES: The 65% increase reflects the charge related to the agreement in principle to settle the three class-action lawsuits, as well as costs related to higher business volumes, the development of the new advisor platforms, new product development, the evolution of our online transaction and third party distribution capabilities, and greater rent and equipment support costs for new advisors. These increases were partially offset by a $22MM benefit from the DAC amortization adjustment.





                                               AMERICAN EXPRESS COMPANY
                                             FOURTH QUARTER 1999 OVERVIEW
                                        AMERICAN EXPRESS BANK/TRAVELERS CHEQUE

(Preliminary)                                     Statement of Income
                                                     (unaudited)

(Millions)                                                          Quarter Ended                       Percentage
                                                                     December 31,                        Inc/(Dec)
                                                          -----------------------------------      ----------------------
                                                              1999                1998
                                                              ----                ----
Net revenues:
     Interest income                                          $180                $210                         (14)%
     Interest expense                                          112                 136                         (18)
                                                              ----                ----
           Net interest income                                  68                  74                          (8)
     TC investment income                                       88                  82                           8
     Foreign exchange income                                    16                  32                         (49)
     Commissions, fees and other revenues                       80                  51                          50
                                                              ----                ----
          Total net revenues                                   252                 239                           5
                                                              ----                ----
Expenses:
     Human resources                                            90                  86                           5
     Other operating expenses                                  151                 136                           9
     Provision for losses                                       11                  15                         (23)
                                                              ----                ----
          Total expenses                                       252                 237                           6
                                                              ----                ----
Pretax income                                                    -                   2                         (90)
Income tax benefit                                             (35)                (34)                          5
                                                              ----                ----
Net income                                                     $35                 $36                          (2)
                                                              ====                ====

o Revenues rose 5% as higher commissions, fees and other revenues were partially offset by lower foreign exchange income. AEB's two individual oriented businesses, Private Banking and Personal Financial Services, continued to grow in the quarter as assets managed and loans increased.

     - Net interest income at AEB was down 8% versus last year primarily due to the effects of a lower loan portfolio and interest rate changes.

     - TC investment income increased 8% reflecting a higher investment pool.

     - Foreign exchange income declined substantially as currencies stabilized in key markets.

     - Commissions, fees and other revenues increased 50% reflecting improved trading and revenue growth from the individual-oriented businesses.

o Human resources expense rose 5% and other operating expenses increased 9% from costs related to business building initiatives in Private Banking, Personal Financial Services and travelers cheque, as well as reengineering costs incurred as AEB rationalized certain country activities.

o        AEB remained "well capitalized".

                                       12/99              9/99             12/98            Well-Capitalized
                                  ----------------    -------------    ---------------    ---------------------
     Tier 1                              9.9%               9.9%             9.8%                  6.0%
     Total                              12.0%              12.1%            12.6%                 10.0%
     Leverage Ratio                      5.6%               5.5%             5.5%                  5.0%


                          AMERICAN EXPRESS COMPANY
                        FOURTH QUARTER 1999 OVERVIEW
              AMERICAN EXPRESS BANK/TRAVELERS CHEQUE (Cont'd)

o    EXPOSURES
     - AEB's loans outstanding declined to $5.1B at 12/99 versus $5.6B at 12/98 and $5.1B at 9/99. The reduction since 12/98 resulted from an $800MM decrease in corporate and correspondent bank loans and a $500MM increase in consumer and private banking loans (before the effect of asset sales and securitizations). Since 12/98, AEB has sold and securitized $300MM of consumer loans. In 4Q '99, corporate and correspondent bank loans were $60MM lower and consumer and private banking loans were up $140MM before the securitization of approximately $80MM of consumer loans during the quarter.

     - In addition to the loan portfolio, there are other banking activities, such as forward contracts, various contingencies and market placements, which added approximately $7.6B to the credit exposures at 12/99 and 12/98, and $7.7B at 9/99.

       ($ in billions)                                                           12/31/99
                                                 ------------------------------------------------------------------
                                                                                 Net
                                                                             Guarantees                                   9/30/99
                                                              FX and             and                       Total           Total
       Country                                   Loans      Derivatives      Contingents    Other(1)    Exposure(2)     Exposure(2)
       -------                                   -----      -----------      -----------    --------    -----------     -----------
       Hong Kong                                  $0.5                -             $0.1      $0.2           $0.8            $0.8
       Indonesia                                   0.2                -                -       0.1            0.4             0.4
       Singapore                                   0.4                -              0.1       0.1            0.6             0.6
       Korea                                       0.2                -                -       0.1            0.3             0.4
       Taiwan                                      0.3                -              0.1         -            0.4             0.4
       China                                         -                -                -         -              -               -
       Japan                                         -                -                -       0.1            0.1             0.1
       Thailand                                      -                -                -         -              -               -
       Other                                       0.1                -                -       0.2            0.3             0.1
                                                   ---              ---              ---       ---            ---             ---
           Total Asia/Pacific Region (2)           1.7                -              0.3       0.8            2.9             2.9
                                                   ---              ---              ---       ---            ---             ---

       Chile                                       0.2                -                -         -            0.3             0.3
       Brazil                                      0.3                -                -       0.1            0.3             0.3
       Mexico                                        -                -                -         -            0.1             0.1
       Peru                                          -                -                -         -              -               -
       Argentina                                   0.1                -                -         -            0.1             0.1
       Other                                       0.2                -              0.1       0.1            0.5             0.4
                                                   ---              ---              ---       ---            ---             ---
           Total Latin America (2)                 0.8                -              0.2       0.2            1.2             1.3
                                                   ---              ---              ---       ---            ---             ---

       India                                       0.3                -              0.1       0.3            0.7             0.7
       Pakistan                                    0.1                -                -       0.1            0.3             0.3
       Other                                       0.1                -              0.1       0.1            0.2             0.2
                                                   ---              ---              ---       ---            ---             ---
           Total Subcontinent (2)                  0.4                -              0.1       0.6            1.2             1.2
                                                   ---              ---              ---       ---            ---             ---

       Egypt                                       0.3                -                -       0.2            0.5             0.6
       Other                                       0.1                -              0.1         -            0.2             0.2
                                                   ---              ---              ---       ---            ---             ---
           Total Middle East and Africa (2)        0.5                -              0.1       0.2            0.8             0.8
                                                   ---              ---              ---       ---            ---             ---

           Total Europe (2) (3)                    1.4              0.1              0.7       2.5            4.7             4.6

           Total North America (2)                 0.3              0.1              0.2       1.5            2.0             1.9
                                                   ---              ---              ---       ---            ---             ---

       Total Worldwide (2)                        $5.1             $0.3             $1.6      $5.8          $12.7           $12.8
                                                  ====             ====             ====      ====          =====           =====

     (1) Includes cash, placements and securities.
     (2) Individual items may not add to totals due to rounding.
     (3) Total exposures at 12/31/99 and 9/30/99 include $11MM and $15MM, respectively, of exposures to Russia.

         Note: Includes cross-border and local exposure and does not net local funding or liabilities against any local exposure.

                          AMERICAN EXPRESS COMPANY
                        FOURTH QUARTER 1999 OVERVIEW
              AMERICAN EXPRESS BANK/TRAVELERS CHEQUE (Cont'd)





o Total non-performing loans for AEB of $168MM were down from $180MM at 12/98 and $181MM at 9/99. The decline versus last year reflects write-offs, mainly in Indonesia, and loan payments. The reduction versus last quarter reflects previously reserved loan write-offs.

o Other non-performing assets at AEB of $37MM at 12/99, primarily foreign exchange and derivatives contracts, decreased from $63MM at 12/98 and $40MM at 9/99. The decline versus last year and last quarter primarily reflects write-offs in Indonesia, as anticipated within the 1Q '98 provision.

o AEB's total reserves at 12/99 were $189MM compared with $259MM at 12/98 and $204MM at 9/99 and are allocated as follows:

     (millions)                                          12/99           9/99           12/98
                                                     ----------    -----------     -----------

     Loans                                                $169           $179            $214
     Other Assets, primarily derivatives                    16             23              43
     Other Liabilities                                       4              2               2
                                                          ----           ----            ----
          Total                                           $189           $204            $259
                                                          ====           ====            ====

     - The decline versus 9/99 and 12/98 reflects the write-offs cited above.

o Management formally reviews the loan portfolio and evaluates credit risk throughout the year. This evaluation takes into consideration the financial condition of the borrowers, fair market value of collateral, status of delinquencies, historical loss experience, industry trends, and the impact of current economic conditions. As of December 31, 1999 management believes the loss reserve is appropriate.


                          AMERICAN EXPRESS COMPANY
                          FULL YEAR 1999 OVERVIEW
                                CONSOLIDATED
                                (unaudited)

(millions, except per share amounts)                                   Year Ended                          Percentage
                                                                      December 31,                         Inc/(Dec)
                                                        ------------------------------------------      -----------------
                                                                   1999                  1998
                                                                   ----                  ----
CONSOLIDATED REVENUES:
      Net (managed basis)                                       $19,483               $17,212                 13%
                                                                =======               =======
      GAAP reporting basis                                      $21,278               $19,132                 11%
                                                                =======               =======

NET INCOME:
       Before Significant Items                                  $2,475                $2,201                 12%
       AEB provision for Asian credit losses                          -                  (138)                 -
       FDC gain                                                       -                    39                  -
       Lehman earnings dividend                                       -                    39                  -
                                                                 ------                ------
       Consolidated                                              $2,475                $2,141                 16%
                                                                 ======                ======
EPS:
      Basic    - Before Significant Items                         $5.54                 $4.84                 14%
                                                                  =====                 =====
               - Consolidated                                     $5.54                 $4.71                 18%
                                                                  =====                 =====

      Diluted  - Before Significant Items                         $5.42                 $4.76                 14%
                                                                  =====                 =====
               - Consolidated                                     $5.42                 $4.63                 17%
                                                                  =====                 =====

o CONSOLIDATED REVENUES: Growth reflects the benefits of an increase in cards in force, strong card spending, larger loan balances, higher managed assets, greater insurance premiums and acquisitions.

o CONSOLIDATED EXPENSES: Rose on higher marketing and promotion, human resource and operating expenses, and acquisitions. The provisions for losses declined due to the 1Q `98 $213MM provision for credit losses related to AEB's exposures in the Asia/Pacific region, principally in Indonesia.
     - In conformity with new accounting guidelines, the Company capitalized software costs (net of amortization) of $263MM, principally in TRS and AEFA, which would have been expensed under our previous policy. This reduction in cost was offset by higher investment spending and, therefore, had no material effect on net income.

o The full year results include the impact of the DAC adjustment and costs related to the agreement in principle reached to settle the class-action lawsuits related to the sales of insurance and annuity products discussed within the AEFA 4Q `99 review.

o    AVERAGE SHARES:
                                                                             Millions of Shares
                                                                 -----------------------------------------
                                                                       1999                  1998
                                                                       ----                  ----
     Basic                                                            446.6                 454.4
                                                                      =====                 =====
     Diluted                                                          456.5                 462.8
                                                                      =====                 =====
o    ACTUAL SHARE ACTIVITY:

     Shares outstanding - beginning of period                         450.5                 466.4
     Repurchase of common shares                                       (9.0)                (19.4)
     Employee benefit plans, compensation and other                     5.4                   3.5
                                                                      -----                 -----
     Shares outstanding - end of period                               446.9                 450.5
                                                                      =====                 =====


                          FULL YEAR 1999 OVERVIEW
                            CORPORATE AND OTHER

o The 1999 net operating expense was $174MM compared with $162MM in 1998.
     - 1999 includes a $46MM ($39MM after-tax) Lehman Brothers preferred dividend based on its earnings which was offset by costs associated with Y2K related expenditures and various business building initiatives.
     - The 1998 net operating expense above excludes a $46MM ($39MM after-tax) Lehman Brothers preferred dividend based on its earnings, as well as a $60MM ($39MM after-tax) gain on the sales of First Data Corporation shares. Including these items, Corporate and Other had net expense of $84MM in 1998.
     - 1998 also reflects an earnings payout from the sale of Shearson to Travelers, which, along with sales of securities and adjustment of valuation allowances related to certain corporate assets, substantially offset costs associated with Y2K expenditures. 1998 was the last year AXP was eligible for an earnings payout from Travelers.


                          AMERICAN EXPRESS COMPANY
                          FULL YEAR 1999 OVERVIEW
                          TRAVEL RELATED SERVICES
(preliminary)
                            Statement of Income
                            -------------------
                         (unaudited, managed basis)

                                                                       Year Ended                          Percentage
(millions)                                                            December 31,                         Inc/(Dec)
                                                        ------------------------------------------      -----------------
                                                                    1999                     1998
                                                                    ----                     ----
Net revenues:
     Discount revenue                                             $6,741                   $6,115              10%
     Net card fees                                                 1,604                    1,584               1
     Travel commissions and fees                                   1,802                    1,647               9
     Other revenues                                                2,827                    2,225              27
     Lending:
          Finance charge revenue                                   2,884                    2,470              17
          Interest expense                                           955                      810              18
                                                                  ------                   ------
               Net finance charge revenue                          1,929                    1,660              16
                                                                  ------                   ------
          Total net revenues                                      14,903                   13,231              13
                                                                  ------                   ------
Expenses:
     Marketing and promotion                                       1,215                    1,094              11
     Provision for losses and claims:
          Charge card                                                995                      994               -
          Lending                                                  1,186                    1,093               9
          Other                                                       56                       56              (2)
                                                                  ------                   ------
               Total                                               2,237                    2,143               4
                                                                  ------                   ------
     Charge card interest expense                                  1,055                    1,040               2
     Human resources                                               3,860                    3,544               9
     Other operating expenses                                      4,149                    3,346              24
                                                                  ------                   ------
          Total expenses                                          12,516                   11,167              12
                                                                  ------                   ------
Pretax income                                                      2,387                    2,064              16
Income tax provision                                                 825                      700              18
                                                                  ------                   ------
Net income                                                        $1,562                   $1,364              15
                                                                  ======                   ======

Note: Unless indicated otherwise, the following discussion addresses trends within the above "managed basis" Statement of Income. The "GAAP" Statement of Income is also included in the Company's Earnings Release.


o Revenues benefited from increased cards in force, higher worldwide billed business, growth in cardmember loans outstanding and travel, Tax and Business Services and ATM acquisitions and business growth.

o The higher expenses principally reflect increased operating costs, greater provisions for losses and larger marketing and promotion expenditures.


o Under Statement of Financial Accounting Standards No. 125 (SFAS 125), which prescribes the accounting for securitizations, TRS recognized pre-tax gains of $154MM ($100MM after-tax) in 1999 and $36MM ($23MM after-tax) in 1998 related to the securitization of $4.0B and $1.0B, respectively, of U.S. lending receivables. These gains, as well as the previously discussed software capitalization benefits, were invested in Marketing and Promotion related to card acquisition and, in 1999, internet activities and other business building initiatives and, therefore, had no material impact on net income or total expenses in either period.

     For purposes of the above "managed basis" Statement of Income, which presents TRS' results as if there had been no securitizations, such gains (reported on the GAAP Statement of Income as a $93MM and a $28MM reduction in the Lending Provision for Losses in 1999 and 1998, respectively, an increase in Other Revenue and, in 1999, an increase in Lending Interest Expense) and corresponding increases in Marketing and Promotion and Other Operating expenses have been eliminated.

o    The pre-tax margin was 16.0% in 1999 versus 15.6% last year.

o    The tax rate was 35% in 1999 compared with 34% in 1998.

                          AMERICAN EXPRESS COMPANY
                          FULL YEAR 1999 OVERVIEW
                      TRAVEL RELATED SERVICES (Cont'd)

o DISCOUNT REVENUE: Higher billed business and a slightly lower discount rate resulted in a 10% increase in discount revenue.
      -  The average discount rate was 2.72% in 1999 versus 2.73% in 1998.

                                                                             Year Ended                  Percentage
                                                                            December 31,                  Inc/(Dec)
                                                                   -------------------------------    ------------------
                                                                            1999             1998
                                                                            ----             ----
     Card billed business (billions):
          United States                                                   $186.4           $165.6             13%
          Outside the United States                                         67.7             61.9              9
                                                                          ------           ------
          Total                                                           $254.1           $227.5             12
                                                                          ======           ======

     Spending per basic card in force (dollars) (a):
          United States                                                   $8,301           $7,152             16%
          Outside the United States                                       $6,465           $6,229              4
          Total                                                           $7,758           $6,885             13

         (a) Proprietary card activity only.

      - BILLED BUSINESS: The 12% increase in billed business resulted from higher spending per basic cardmember worldwide (due in part to expanded merchant coverage and the benefits of rewards programs) and growth in cards in force, which more than offset the effect of the loss $3.5B of annual charge volume associated with the U.S. government account, cancelled effective 11/30/98. Overall, the increase in corporate spending on AXP cards in the U.S. and Europe continued to be tempered by tighter policies regarding T&E expenditures.

          -- U.S. spending per basic card in force increased 16% reflecting strong growth in the consumer and small business areas, and the U.S. government account cancellation.
          -- U.S. billed business grew 15% and spending per basic card in force was up 11%, excluding the U.S. government account.
          --  Excluding foreign exchange translation:
             - Total billed business outside the U.S. grew approximately 10%, reflecting double-digit increases in Canada and the Asia/Pacific region, and high single-digit growth in Europe; volumes in Latin America declined.
             - Spending per proprietary basic card in force outside the U.S. rose 4%.
         -- Network partnership and Purchasing Card volumes sustained their strong growth trend.
         -- Retail and "everyday spend" categories continued to contribute strongly to worldwide business growth.
         -- Airline related volume was flat as the average airline charge was up nominally and transaction volume decreased modestly.

o     NET CARD FEES:  Rose slightly as new cards in force were added and the mix evolved.
      -  The average fee per card in force was $39 in 1999 versus $38 in 1998.

o TRAVEL COMMISSIONS AND FEES: Travel revenues were up 9% on 13% growth in sales which were helped by the full year effect in 1999 of acquisitions completed during 1998. The declining revenue earned per dollar of sales (8.0% in 1999 versus 8.3% in 1998) reflects continued efforts by airlines to reduce distribution costs and by corporate clients to contain travel and entertainment expenses.

o OTHER REVENUES: Increased 27% principally due to Tax & Business Services and ATM acquisitions and business growth, higher lending and membership rewards fees, and greater foreign exchange conversion revenues.

o NET FINANCE CHARGE REVENUE: Rose 16% on growth in worldwide lending balances and lower net interest yields.

      - The yield on the U.S. portfolio declined to 8.6% in 1999 versus 9.5% in 1998 as a higher proportion of the portfolio was on introductory-rates and the mix of products evolved.

                          AMERICAN EXPRESS COMPANY
                          FULL YEAR 1999 OVERVIEW
                      TRAVEL RELATED SERVICES (Cont'd)

o MARKETING AND PROMOTION EXPENSES: Increased 16% on a GAAP reporting basis on expanded card acquisition and media advertising activities. On a "Managed" Statement of Income Basis, marketing and promotion expenses were 11% higher reflecting the elimination of expenses corresponding to the SFAS 125 gain.

o CHARGE CARD INTEREST EXPENSE: Grew 2% as higher billed business volumes were partially offset by a lower worldwide cost of funds.

o HUMAN RESOURCE EXPENSES: Increased 9% versus last year as a result of higher average employee levels, merit increases and greater contract programmer costs for technology related projects.

o OTHER OPERATING EXPENSES: Rose 24% on higher costs related to business growth, cardmember loyalty programs, acquisitions, professional fees for the outsourcing of certain collection activities and various business building initiatives.

o     CREDIT PROVISIONS:

      - The provision for losses on charge card products was flat with last year as higher volumes were offset by lower loss rates. The loss ratio, net of recoveries, improved to 0.41% versus 0.46% last year and was at a historically low annual level.

      - The lending provision for losses increased 9% as growth in outstanding loans was partially offset by improved credit quality. The net write-off rate for 1999 improved to 5.0% from 6.4% in 1998.


                          AMERICAN EXPRESS COMPANY
                          FULL YEAR 1999 OVERVIEW
                    AMERICAN EXPRESS FINANCIAL ADVISORS

(preliminary)
                              Statement of Income
                              -------------------
                                 (unaudited)


(millions)                                                            Year Ended                          Percentage
                                                                     December 31,                         Inc/(Dec)
                                                        ----------------------------------------      -------------------
                                                                    1999                   1998
                                                                    ----                   ----
Revenues:
     Investment income                                            $2,443                 $2,437                -%
     Management and distribution fees                              2,270                  1,851               23
     Other revenues                                                  923                    807               14
                                                                  ------                 ------
          Total revenues                                           5,636                  5,095               11
                                                                  ------                 ------
     Provision for losses and benefits:
          Annuities                                                1,071                  1,150               (7)
          Insurance                                                  522                    489                7
          Investment certificates                                    306                    275               11
                                                                   -----                  -----
               Total                                               1,899                  1,914               (1)
                                                                   -----                  -----
          Total net revenues                                       3,737                  3,181               17
                                                                   -----                  -----
Expenses:
     Human resources                                               1,744                  1,530               14
     Other operating expenses                                        630                    459               37
                                                                   -----                  -----
          Total expenses                                           2,374                  1,989               19
                                                                   -----                  -----
Pretax income                                                      1,363                  1,192               14
Income tax provision                                                 428                    374               14
                                                                   -----                  -----
Net income                                                          $935                   $818               14
                                                                   =====                  =====


o    Net revenue growth of 17% resulted from:

     - Increased management fees from higher managed asset levels;
     - Greater distribution fees from product sales and asset levels and Securities America activities, acquired 3/98;
     - Higher insurance premiums and financial planning and advice services fees; and
     - Wider investment margins.

o Margin trends reflect higher investment spending. Core operating expense growth remained well-controlled.

o The full year results include the DAC adjustment and costs related to the agreement in principle reached to settle the class-action lawsuits related to the sales of insurance and annuity products discussed within the AEFA 4Q `99 review.

o    The effective tax rate was 31% in both years.

o    INVESTMENT INCOME:

     - Gross investment income was flat as a lower average yield on invested assets was offset by an increase in the value of options hedging outstanding stock market certificates.
     -   Average invested assets of $31.7B rose 2% versus $30.9B in 1998.
     -   The average yield of 7.5% compared with 7.6% last year.

                          AMERICAN EXPRESS COMPANY
                          FULL YEAR 1999 OVERVIEW
                AMERICAN EXPRESS FINANCIAL ADVISORS (Cont'd)



o MANAGEMENT AND DISTRIBUTION FEES: The increase of 23% was due to higher average assets under management, distribution fees from greater mutual fund sales and asset levels, larger fees from Securities America activities, and higher brokerage fees from substantially increased retail trading activities.

     - PRODUCT SALES:

       --  Total advisor cash sales from all products grew 18% versus 1998.

       -- Mutual fund sales increased 14%, reflecting strong double-digit growth in money market and equity funds; fixed income funds declined. All three load categories, i.e., front-, rear- and no-load categories were up versus last year.

       -- Sales of annuity products rose 17%, as both fixed and variable annuity sales growth improved during the year; sales of insurance products increased 30%.

       -- Certificate sales were up 64%, reflecting the rapid growth of certificates sold to clients outside the U.S. through a joint venture between AEFA and AEB and strength in advisor sales.

       -- Product sales generated through financial planning and advice services were 67% of total sales compared to 65% last year.


o OTHER REVENUES: Were up 14% as a result of greater fees from financial planning and advice services and higher life and property-casualty insurance premiums.

     - Financial Planning and advice services fees of $88.5MM rose 22% versus 1998.


o PROVISIONS FOR LOSSES AND BENEFITS: Annuity product provisions were down versus last year with lower inforce levels and accrual rates. Insurance provisions increased due to a larger inforce level and higher claims in the life insurance business lines. Certificate provisions rose as a higher inforce level and the impact of appreciation in the S&P 500 on the stock market certificate product was partially offset by a lower accrual rate.


o HUMAN RESOURCES: Expenses were up 14% because of larger field force compensation-related expenses due to growth in sales and asset levels, as well as higher home office expenses reflecting growth in the client services organization and contract programmer costs for technology-related initiatives. These increases were partially offset by a $28MM benefit from the DAC amortization adjustment.


o OTHER OPERATING EXPENSES: The 37% increase reflects the charge related to the agreement in principle to settle the three class-action lawsuits, as well as costs related to higher business volumes, the development of the new advisor platforms, new product development, the evolution of our online transaction and third party distribution capabilities, and greater rent and equipment support costs for new advisors. These increases were partially offset by a $22MM benefit from the DAC amortization adjustment.


                          AMERICAN EXPRESS COMPANY
                          FULL YEAR 1999 OVERVIEW
                   AMERICAN EXPRESS BANK/TRAVELERS CHEQUE
(preliminary)
                             Statement of Income
                             -------------------
                                (unaudited)

(millions)                                                            Year Ended                          Percentage
                                                                     December 31,                         Inc/(Dec)
                                                        ----------------------------------------      -------------------
                                                               1999                   1998
                                                               ----                   ----
NET REVENUES:
     Interest income                                          $737                   $854                 (14)%
     Interest expense                                          446                    564                 (21)
                                                             -----                  -----
           Net interest income                                 291                    290                   -
     TC investment income                                      345                    330                   4
     Foreign exchange income                                    66                    145                 (55)
     Commissions, fees and other revenues                      317                    237                  32
                                                             -----                  -----
          Total net revenues                                 1,019                  1,002                   2
                                                             -----                  -----
EXPENSES:
     Human resources                                           342                    322                   6
     Other operating expenses                                  596                    537                  11
     Provision for losses                                       58                    272                 (79)
                                                             -----                  -----
          Total expenses                                       996                  1,131                 (12)
                                                             -----                  -----
Pretax income/(loss)                                            23                   (129)                  -
Income tax benefit                                            (129)                  (172)                (25)
                                                             -----                  -----
Net income                                                    $152                    $43                   #
                                                              ====                    ===

# Denotes variance in excess of 100%.



o Revenue increased 2% as higher commissions, fees and other revenues, and T/C investment income, was largely offset by lower foreign exchange income. AEB's two individual oriented businesses, Private Banking and Personal Financial Services, both showed improvement during the year as assets managed and loans increased.

     - Net interest income at AEB was flat versus last year as the effects of a lower loan portfolio were offset by last year's reversal of accrued interest on loans transferred to non-performing status in Indonesia.

     - TC Investment Income increased 4% reflecting a higher investment pool.

     - Foreign exchange income declined substantially on currency stabilization in key markets.

     - Commissions, fees and other revenues increased 32% reflecting improved trading results versus last year and revenue growth from the individual oriented businesses.


o Human resources expense rose 6% and other operating expenses increased 11% from costs related to business building initiatives in Private Banking, Personal Financial Services and travelers cheque, as well as reengineering costs incurred as AEB rationalizes certain country activities.


o The provision for losses decreased substantially due to the $213MM ($138MM after-tax) 1Q `98 provision for credit losses related to exposures in the Asia/Pacific region, principally Indonesia.